Exhibit 99.1

POWERSECURE REPORTS FIRST QUARTER 2014 RESULTS

Wake Forest, N.C. – May 7, 2014 – PowerSecure International, Inc. (NYSE: POWR) today reported its first quarter 2014 results.

•	First quarter 2014 revenues of $52.8 million

•	GAAP gross margin decreases to 20.9 percent percent driven by utility infrastructure revenue and gross margin shortfalls, non-GAAP gross margin decreases to 21.5 percent (see reconciliation, below)

•	GAAP EPS of ($0.19), non-GAAP EPS of ($0.17) (see reconciliation, below)

•	Company provides 2014 near-term financial outlook

“PowerSecure is very well positioned for the long-term, but we were very disappointed with first quarter revenues and the degree to which our utility infrastructure revenue shortfalls and operating inefficiencies negatively impacted gross margins and our bottom line,” said Sidney Hinton, chief executive officer of PowerSecure.

“Our strategic priority in utility infrastructure is to increase its long-term profitability, but we mis-timed actions to shift resources to more profitable customers, as revenues from those new customers were not adequate to sustain our margins. Based on the efforts we are undertaking to improve our utility infrastructure business, as well as protracted timing in converting larger distributed generation project opportunities from our pipeline into our backlog, we have reduced our revenue and profit expectations for 2014, as reflected in the outlook we have provided,” Hinton continued.

“The strong first quarter gross margins we saw in our distributed generation and energy efficiency businesses, combined with excellent progress in the manufacturing transition of our LED products, continued execution from our ESCO services team, and the outstanding pipeline of large, high quality distributed generation opportunities we are pursuing all provide us with confidence that improvements in our UI business will further strengthen our platform for success in 2015 and beyond. To be clear, we have near-term work to do to improve our utility infrastructure margins and increase the conversion of our distributed generation pipeline into backlog, but we believe our future is very bright with significant opportunities across the business,” Hinton added.

PowerSecure’s first quarter 2014 (1Q 2014) revenues of $52.8 million, an increase of $7.8 million, or 17.4 percent, over the first quarter of 2013 (1Q 2013), were driven by a 104.2 percent year-over-year (y-o-y) increase in energy efficiency products and services and a 35.2 percent y-o-y increase in revenues from utility infrastructure products and services, partially offset by a 16.5 percent y-o-y decrease in revenues from distributed generation products and services, as shown below.

			Variance
($ in 000’s)	1Q14	1Q13	$	%
Revenue by Product/Service
Distributed Generation	17,495	20,957	(3,462)	-16.5%

Utility Infrastructure	26,828	19,850	6,978	35.2%

Energy Efficiency	8,474	4,150	4,324	104.2%

Total Revenue	52,797	44,957	7,840	17.4%

GAAP gross margin as a percentage of revenue decreased to 20.9 percent in 1Q 2014 from 30.6 percent in 1Q 2013. On a non-GAAP basis, excluding the inventory-related portions of the 1Q 2014 restructuring charge discussed below, gross margin as a percentage of revenue was 21.5 percent in 1Q 2014. This year-over-year gross margin decrease was driven primarily by inefficiencies in our utility services group as we took actions to shift resources, including equipment and people, away from certain lower-profit assignments. Our intent was to deploy these resources towards customer opportunities to increase our long-term profitability. However, we were not successful in redeploying all of the assets to new assignments in a timely manner as a result of lower-than-expected revenues from certain customers. These productivity losses caused us to incur higher levels of personnel and equipment costs in our cost of goods sold as a percentage of our revenues, driving the gross margin on our utility services revenue to 5.9 percent for 1Q 2014, and our overall utility infrastructure revenue gross margin to 9.9 percent. This compares to 25.6 percent in 1Q 2013 and an average quarterly gross margin of 19.5 percent for utility infrastructure revenues in full year 2013.

Our distributed generation and energy efficiency gross margins remained strong in 1Q 2014. Distributed generation revenue gross margins were 36.2 percent compared to 36.0 percent in 1Q 2013. And, our 1Q 2014 energy efficiency revenue gross margins were 24.2 percent on a GAAP basis, and 27.9 percent on a non-GAAP basis (excluding the inventory-related portion of the restructuring charge), compared to 26.6 percent in 1Q 2013. Operating expenses for 1Q 2014 were $17.7 million, compared to $12.7 million in 1Q 2013. Excluding the 1Q 2014 restructuring charge discussed below, 1Q 2014 operating expenses were $17.2 million. Excluding the charge, the $4.6 million increase in operating expenses consisted of $2.8 million of on-going incremental operating costs related to the acquisitions of our ESCO, Solais and Encari businesses in 2013, $0.3 million of incremental depreciation and amortization expense, driven by additional capital expenditures related to company-owned distributed generation recurring revenue projects and utility infrastructure equipment, and $1.5 million of increased operating expenses related to our revenue growth.

Diluted earnings per share (EPS) decreased to a loss of $0.19 in 1Q 2014, compared to income of $0.04 in 1Q 2013. Excluding the charges discussed below, non-GAAP EPS were a loss of $0.17 in 1Q 2014, compared to income of $0.04 in 1Q 2013.

Non-GAAP financial measures for 1Q 2014 exclude a $0.7 million charge primarily related to the restructuring of the company’s energy efficiency LED lighting operations to position its product lines for enhanced future growth and profitability. The restructuring was implemented to realize the manufacturing and sourcing synergies contemplated by the company in its 2013 acquisition of Solais Lighting. The actions taken included eliminating certain duplicative facilities, re-sourcing from new lower cost suppliers, reducing the number of product offerings, and reducing personnel and overhead. $0.3 million of this 1Q 2014 charge relates to inventory and was recorded in cost of sales, and $0.4 million relates to severance, facilities and equipment expenses which was recorded as “restructuring charge” in operating expense. As of the end of 1Q 2014 these restructuring activities were virtually complete. See the non-GAAP reconciliation, below.

The company completed the first quarter of 2014 with $38.2 million in cash, zero drawn on its revolving credit facility and term debt and capital leases of $26.1 million. The company’s capital expenditures during 1Q 2014 were $1.5 million in total, with $0.8 million of this capital invested to deploy systems to support PowerSecure-owned long-term recurring revenue distributed generation projects, and the remaining amount primarily invested in the purchase of equipment for its utility infrastructure business.

The company’s revenue backlog stands at $225 million, as of the date of this release. This includes approximately $23 million in new business from new business awards announced on April 25, 2014. The company’s revenue backlog represents revenue expected to be recognized after March 31, 2014, for periods including the second quarter of 2014 onward.

This backlog figure compares to the revenue backlog of $248 million announced in the company’s fourth quarter 2013 earnings release issued on March 10, 2014, which represented revenue expected to be recognized after December 31, 2013, and $206 million in revenue backlog announced in the company’s 1Q 2013 earnings release issued on May 8, 2013.

The company’s $225 million revenue backlog and the estimated timing of revenue recognition are outlined below, including “project-based revenues” expected to be recognized as projects are completed, and “recurring revenues” expected to be recognized over the life of the underlying contracts:

Revenue Backlog expected to be recognized after March 31, 2014

Description	Anticipated Revenue	Estimated Primary Recognition Period

Project-based Revenue — Near term	$112 million	2Q14 through 4Q14
Project-based Revenue — Long term	$38 million	1Q15 through 2016
Recurring Revenue	$75 million	2Q14 through 2020

Revenue Backlog expected to be recognized after March 31, 2014	$225 million

Note: Anticipated revenue and estimated primary recognition periods are subject to risks and uncertainties as indicated in the Company’s safe harbor statement, below. Consistent with past practice, these figures are not intended to constitute the Company’s total revenue over the indicated time periods, as the Company has additional, regular on-going revenues. Examples of additional, regular recurring revenues include revenues from engineering fees, and service revenue, among others. Numbers may not add due to rounding.

Orders in the company’s revenue backlog are subject to delay, deferral, acceleration, resizing or cancellation from time to time, and estimates are utilized in the determination of the backlog amounts. Given the irregular sales cycle of customer orders, and especially of large orders, the revenue backlog at any given time is not necessarily an accurate indication of our future revenues.

Near-term Outlook

In addition to its backlog report, the company provided its current expectations on certain key GAAP financial metrics for the last three quarters of 2014. The company’s expectations for revenue, gross margin percentage and EPS are shown below, by quarter in 2014:

	2Q14	3Q14	4Q14

Revenue	$55-60 million	$62-67 million	$67-72 million

Gross Margin %	21-23%	22-24%	25-26%

E.P.S.	($0.15)-($0.09)	($0.10)-($0.03)	$0.00-$0.05

The near-term outlook above is based on the company’s current expectations and assumptions, and is inherently subject to substantial uncertainty and material change due to significant economic, competitive, market and other factors, fluctuations and contingencies.

Conference Call Information

Company management will webcast a conference call today at 5:30 p.m. ET. To access the live webcast, please log on to the investor section of the company’s website at http://www.powersecure.com. The call can also be accessed by dialing 888-679-8018 (or 617-213-4845 if dialing internationally) and providing pass code 77676109. If you are unable to participate during the live webcast, a replay of the conference call will be available approximately two hours after the completion of the call through midnight on May 21, 2014. To listen to the replay, dial 888-286-8010 (or 617-801-6888 if dialing internationally), and enter passcode 88409255. In addition, the webcast will be archived on the company’s website at www.powersecure.com.

About PowerSecure

PowerSecure International, Inc. is a leading provider of utility and energy technologies to electric utilities, and their industrial, institutional and commercial customers. PowerSecure provides products and services in the areas of Interactive Distributed Generation ® (IDG®), energy efficiency and utility infrastructure. The company is a pioneer in developing IDG® power systems with sophisticated smart grid capabilities, including the ability to 1) forecast electricity demand and electronically deploy the systems to deliver more efficient, and environmentally friendly, power at peak power times, 2) provide utilities with dedicated electric power generation capacity to utilize for demand response purposes and 3) provide customers with the most dependable standby power in the industry. Its proprietary distributed generation system designs utilize a range of technologies to deliver power, including renewables.

The company’s energy efficiency products and services include energy efficient lighting solutions that utilize LED technologies to improve lighting quality, and the design, installation and maintenance of energy conservation measures which we offer, primarily as a subcontractor, to large energy service company providers, called ESCOs, for the benefit of commercial, industrial and institutional customers as end users. PowerSecure also provides electric utilities with transmission and distribution infrastructure maintenance and construction services, and engineering and regulatory consulting services. Additional information is available at www.powersecure.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are all statements other than statements of historical facts, including but not limited to the near-term outlook above and other statements concerning the company’s future revenues, earnings, margins, cash resources and cash flow and other financial and operating information and data; the company’s future business operations, strategies and prospects; the impact and prospects of acquisitions and the company’s restructuring actions; and all other statements concerning the plans, intentions, expectations, projections, hopes, beliefs, objectives, goals and strategies of management, including statements about other future financial and non-financial items, performance or events and about present and future products, services, technologies and businesses; and statements of assumptions underlying the foregoing.

Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements. Important risks, uncertainties and other factors include, but are not limited to, the on-going uncertainty and inconsistency in the economy, financial markets and business markets and the effects thereof on the company’s markets and customers, the demand for its products and services, and the company’s access to capital; the size, timing and terms of sales and orders, including the company’s revenue backlog discussed in this press release, the company’s ability to convert its pipeline of sales opportunities into sales awards and revenues, and the risk of customers delaying, deferring or canceling purchase orders or making smaller purchases than expected; the potential adverse financial and reputational consequences that can result from safety risks and hazards such as accidents inherent in the company’s operations; the company’s ability to improve operational efficiencies in its Utility Infrastructure services, including increasing its UtilityServices revenue and improving the productivity of its UtilityServices personnel and equipment; the impact of the company’s recent acquisitions of the ESCO, Solais and Encari businesses; the company’s ability to reduce and control its costs and expenses; the impact of the company’s restructuring actions on its LED lighting operations and future LED business growth and profitability; the timely and successful development, production and market acceptance of new and enhanced products, services and technologies of the company; the ability of the company to obtain adequate supplies of key components and materials of sufficient reliability and quality for its products and technologies on a timely and cost-effective basis and the effects of related warranty claims and disputes; the ability of the company to successfully expand its core distributed generation products and services, to successfully develop and achieve market acceptance of its new energy-related businesses, to successfully expand its recurring revenue projects, to manage its growth and to address the effects of any future changes in utility tariff structures and environmental requirements on its business solutions; the effects of competition; changes in customer and industry demand and preferences; the ability of the company to continue the growth and diversification of its customer base; the ability of the company to attract, retain, and motivate its executives and key personnel; changes in the energy industry in general and the electricity, oil, and natural gas markets in particular, including price levels; the effects of competition; the ability of the company to secure and maintain key contracts and relationships; the effects of pending and future litigation, claims and disputes; and other risks, uncertainties and other factors identified from time to time in its reports filed with or furnished to the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K, as well as subsequently filed reports on Form 10-Q and Form 8-K, copies of which may be obtained by visiting the investor relations page of the company’s website at www.powersecure.com or the SEC’s website at www.sec.gov.

Accordingly, there is no assurance that the results expressed, projected or implied by any forward-looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

Contact:	John Bluth,

PowerSecure International, Inc.

(919) 453-2103

PowerSecure International, Inc.

Condensed Consolidated Statements of Operations (unaudited)

($000’s except per share data)

	Three Months Ended
	March 31, 2014	March 31, 2013

Revenue	52,797	44,957
Cost of sales	41,756	31,217

Gross Profit (excluding depreciation and amortization)	11,041	13,740

Operating expenses
General and administrative	13,044	9,832
Selling, marketing, and service	2,009	1,385
Depreciation and amortization	2,178	1,456
Restructuring charges	427	0

Total operating expenses	17,658	12,673

Operating income (loss)	(6,617)	1,067

Other income (expense)
Interest income and other income	4	21
Interest expense	(300)	(105)

Income (loss) before income taxes	(6,913)	983
Income tax expense (benefit)	(2,654)	374

Net income (loss)	(4,259)	609
Net loss attributable to noncontrolling interest	0	124

Net income (loss) attributable to PowerSecure International, Inc.	(4,259)	733

EARNINGS PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Basic	(0.19)	0.04

Diluted	(0.19)	0.04

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	21,979	18,242

Diluted	21,979	18,495

PowerSecure International, Inc.

Condensed Consolidated Balance Sheets (unaudited)

($000’s)

	March 31, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	38,210	50,915
Trade receivables, net of allowance for doubtful accounts	82,253	89,801
Inventories	18,226	16,864
Income taxes receivable	3,726	1,045
Deferred tax asset, net	5,368	5,368
Prepaid expenses and other current assets	2,285	2,235

Total current assets	150,068	166,228

PROPERTY, PLANT, AND EQUIPMENT:
Equipment	57,220	56,706
Furniture and fixtures	581	572
Land, building, and improvements	6,149	6,134

Total property, plant, and equipment at cost	63,950	63,412
Less accumulated depreciation and amortization	18,510	17,467

Property, plant, and equipment, net	45,440	45,945

OTHER ASSETS:
Goodwill	30,226	30,226
Restricted annuity contract	3,137	3,137
Intangible rights and capitalized software, net of accum amort	8,274	8,715
Other assets	1,211	1,240

Total other assets	42,848	43,318

TOTAL ASSETS	238,356	255,491

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	16,802	24,299
Accrued and other liabilities	25,125	31,195
Accrued restructuring liabilities	490	965
Current portion of long-term debt	3,731	3,731
Current portion of capital lease obligation	947	935

Total current liabilities	47,095	61,125

LONG-TERM LIABILITIES:
Revolving Line of Credit	0	0
Term loan, net of current portion	20,630	21,563
Capital lease obligation, net of current portion	745	986
Deferred tax liability, net	8,862	8,865
Other long-term liabilities	3,427	3,365

Total long-term liabilities	33,664	34,779

STOCKHOLDERS’ EQUITY:
Preferred stock - undesignated	0	0
Preferred stock - Series C	0	0
Common stock	223	219
Additional paid-in-capital	159,670	157,401
Accumulated other comprehensive earnings (loss)	(88)	(84)
Retained earnings (deficit)	(2,208)	2,051

Total stockholders’ equity	157,597	159,587

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	238,356	255,491

PowerSecure International, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

($000’s)

	Three Months Ended
	March 31, 2014	March 31, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	(4,259)	609
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,178	1,456
Stock compensation expense	278	141
Loss on disposal of miscellaneous assets	41	0
Changes in operating assets and liabilities, net of effect of acquisitions:
Trade receivables, net	7,548	4,698
Inventories	(1,362)	(4,607)
Other current assets and liabilities	(2,731)	902
Other noncurrent assets and liabilities	84	75
Accounts payable	(7,497)	(686)
Accrued and other liabilities	(6,070)	35
Accrued restructuring liabilities	(475)	(216)

Net cash provided by (used in) operating activities	(12,265)	2,407

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	0	(1,835)
Purchases of property, plant and equipment	(1,334)	(1,327)
Additions to intangible rights and software development	(151)	(130)
Proceeds from sale of property, plant and equipment	212	0

Net cash provided by (used in) investing activities	(1,273)	(3,292)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) on revolving line of credit	0	0
Principal payments on long-term debt	(933)	(40)
Principal payments on capital lease obligations	(229)	(217)
Proceeds from stock option exercises	1,995	215

Net cash provided by (used in) financing activities	833	(42)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(12,705)	(927)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	50,915	19,122

CASH AND CASH EQUIVALENTS AT END OF PERIOD	38,210	18,195

Non-GAAP Pro forma Financial Measure Discussion

Our references to our first quarter 2014 “non-GAAP pro forma” financial measures of cost of sales, gross margins, gross margins as a percentage of revenue, operating expenses, operating expenses as a percentage of revenue, operating income, operating income as a percentage of revenue, net income, net income attributable to PowerSecure International, Inc., and diluted E.P.S. discussed and shown in this report constitute non-GAAP financial measures.

For the first quarter of 2014, our non-GAAP financial measures refer to our GAAP results, excluding a $0.7 million charge primarily related to the restructuring of the Company’s Energy Efficiency LED lighting operations to position its product lines for enhanced future growth and profitability. The restructuring was implemented to realize the manufacturing and sourcing synergies contemplated by the Company in its 2013 acquisition of Solais Lighting. The actions taken included eliminating certain duplicative facilities, resourcing from new lower cost suppliers, reducing the number of product offerings, and reducing personnel and overhead. $0.3 million of this charge relates to inventory and was recorded in cost of sales, and $0.4 million relates to severance, facilities and equipment expenses which was recorded as “restructuring charge” in operating expense. As of the end of 1Q 2014 these restructuring activities are virtually complete.

We believe providing non-GAAP measures which show our pro forma results with these items adjusted is valuable and useful as it allows our management and our board of directors to measure, monitor and evaluate our operating performance in 2014, 2013, and 2012, and in future periods with the same consistent financial context as the business was managed in those periods. Additionally, because these items were non-recurring, our non-GAAP pro forma measures are more comparable to our prior period and future period results.

We believe these non-GAAP pro forma measures also provide meaningful information to investors in terms of enhancing their understanding of our first quarter 2014, as they allow investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. These non-GAAP pro forma measures also correspond with the way we expect investment analysts to evaluate and compare our results. Our non-GAAP pro forma measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as GAAP revenue, cost of sales, gross margin, gross margin as a percentage of revenue, operating expenses, operating expenses as a percentage of revenue, operating income, operating income as a percentage of revenue, net income, net income attributable to PowerSecure International, Inc., and diluted E.P.S.

The following table provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

($000’s except per share data, some rounding throughout)

	Three Months Ended March 31, 2014
	As Reported 1Q14	Restructuring Charge	Pro forma 1Q14

Cost of sales	41,756	(312)	41,444

Gross Profit (excluding deprec/amort)	11,041	312	11,353

Gross profit % revenue	20.9%		21.5%

Operating expenses
General and administrative	13,044		13,044
Selling, marketing, and service	2,009		2,009
Depreciation and amortization	2,178		2,178
Restructuring charges	427	(427)	0

Total operating expenses	17,658	(427)	17,231
Total operating exp % rev	33.4%		32.6%

Operating income (loss)	(6,617)	739	(5,878)

Income (loss) before income taxes	(6,913)	739	(6,174)
Income tax expense (benefit)	(2,654)	284	(2,370)

Net income (loss)	(4,259)	455	(3,804)

EARNINGS PER SHARE AMOUNTS (“E.P.S”) ATTRIBUTABLE TO POWERSECURE INTERNATIONAL, INC. SHAREHOLDERS:
Basic	(0.19)	0.02	(0.17)

Diluted	(0.19)	0.02	(0.17)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	21,979	21,979	21,979
Diluted	21,979	21,979	21,979

References to our first quarter 2014 and first quarter 2013 Adjusted EBITDA, which we define as our earnings before interest, taxes, depreciation and amortization, and charges, as discussed and shown in this release, constitutes a non-GAAP “pro forma” financial measure.

We believe that Adjusted EBITDA, as a non-GAAP pro forma financial measure, provides meaningful information to investors in terms of enhancing their understanding of our operating performance and results, as it allows investors to more easily compare our financial performance on a consistent basis compared to the prior year periods. This non-GAAP financial measure also corresponds with the way we expect investment analysts to evaluate and compare our results. Any non-GAAP pro forma financial measures should be considered only as supplements to, and not as substitutes for or in isolation from, or superior to, our other measures of financial information prepared in accordance with GAAP, such as net income attributable to PowerSecure International, Inc.

We define and calculate Adjusted EBITDA as net income attributable to PowerSecure International, Inc., minus 1) discontinued operations and 2) interest income and other income, plus 3) income tax expense (or minus an income tax benefit) and 4) interest expense and 5) depreciation and amortization and 6) stock compensation expense. We disclose Adjusted EBITDA because we believe it is a useful metric by which to compare the performance of our business from period to period. We understand that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies, investors, and financial institutions in assessing our performance. Accordingly, we believe that the presentation of Adjusted EBITDA provides useful information to investors. The following table provides a reconciliation of Adjusted EBITDA to net income attributable to PowerSecure International, Inc., the most directly comparable GAAP financial measure.

PowerSecure International, Inc.

Non-GAAP Pro forma Measures

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and Charges)

Calculations and Reconciliation

($000’s except per share data, some rounding throughout)

	Three Months Ended
	March 31, 2014	March 31, 2013

Adjusted EBITDA Calculation/Reconciliation
Net income (loss) attributable to PowerSecure International, Inc.	(4,259)	733

Items to Subtract from Net Income
Interest income and other income	(4)	(21)

Items to Add to Net Income
Restructuring Charges - Cost of Sales	312	0
Restructuring Charges - Op Expense	427	0
Income tax expense (benefit)	(2,654)	374
Interest expense	300	105
Depreciation and Amortization	2,178	1,456
Stock compensation expense	278	141

Adjusted EBITDA	(3,422)	2,788